Exhibit 99.1

Contact:	Charles L. Dunlap, Chief Executive Officer
Frederick W. Boutin, Chief Financial Officer
303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES OFFERING OF 1,750,000 COMMON UNITS

January 11, 2010	Immediate Release

Denver, Colorado - TransMontaigne Partners L.P. (NYSE:TLP) announced today that it has filed with the Securities and Exchange Commission a preliminary prospectus supplement for an offering of 1,750,000 common units representing limited partner interests.  The Partnership also intends to grant the underwriters a 30-day option to purchase up to 262,500 additional common units.  Morgan Stanley & Co. Incorporated and Wells Fargo Securities, LLC will act as joint book-running managers for the offering.

The Partnership expects to use the net proceeds from this offering to reduce indebtedness outstanding under the Partnership’s senior secured credit facility, or for general business purposes, future acquisitions, capital expenditures and working capital.

The offering will be made pursuant to an effective shelf registration statement.  The offering may be made only by means of a prospectus supplement and the accompanying base prospectus, dated May 10, 2007, copies of which may be obtained, when available, by sending a request to:  Morgan Stanley & Co. Incorporated, Attention:  Prospectus Department, 180 Varick Street, New York, NY 10014, or by calling toll-free (866) 718-1649, or by email: prospectus@morganstanley.com; or Wells Fargo Securities, LLC, Attention:  Equity Syndicate Department, 375 Park Avenue, New York, NY 10152, or by calling toll-free (800) 326-5897, or by email:  equity.syndicate@wachovia.com.  You may also obtain these documents for free by visiting the SEC website at www.sec.gov.

This press release shall not constitute any offer to sell, or the solicitation of an offer to buy, any of the securities described herein, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado, with operations primarily in the United States along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  Important factors that could cause actual results to differ materially from our expectations and may adversely affect our business and operations are disclosed in “Item 1A.  Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 9, 2009 and in our prospectus supplement related to this offering.

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